RESEARCH AGREEMENT NO. STI-50121

This agreement (“Agreement”) is entered into this 14th day of  September 2010, by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, on behalf of its Irvine campus ("University") and Shrink Technologies, Inc., a California corporation, with offices at 2038 Corte Del Nogal, Suite 110, Carlsbad, CA 92011 ("Sponsor").  University and Sponsor shall be collectively referred to as the Parties and agree as follows:

1.
SCOPE OF WORK.  The work to be performed under this Agreement shall be in accordance with the statement of work, for the research project entitled "High-Content Screening of Developing Embryoid Bodies in Microfluidic Devices" ("Research Project"), attached hereto and incorporated herein as Exhibit A. Dr. Charless Fowlkes and Dr. Michelle Khine are the University's Co-Principal Investigators and will be responsible for the direction of all effort hereunder in accordance with applicable University policies.

2.	PERIOD OF PERFORMANCE. The work under this Agreement shall be performed during the period beginning 09/01/10 and ending 11/31/10 unless extended by mutual written agreement.

3.
BUDGET.  Sponsor will pay all direct and indirect costs of Research Project, including an amount equivalent to a pro-rata share of the Principal Investigator's salary, up to a total estimated cost of Sixty-Seven Thousand and Forty Dollars ($67,040).  If at any time University has reason to believe that the cost of Research Project will be greater than estimated, University shall notify Sponsor in writing to that effect, giving a revised budget of the cost to complete Research Project.  Sponsor shall not be obligated to reimburse University for the costs incurred in excess of the amount referenced above unless and until Sponsor has notified University in writing that additional funds will be provided.  Upon expenditure of the agreed upon amount of this award, University's obligation to continue performance of the project shall cease.

4.	PAYMENT. Sponsor shall advance the following amount (“Advance Payment”) upon submission of an invoice with reasonable detail from University at the time shown:

Amount Due                                                                Date Due

$5,000                                                                Upon Receipt of Invoice

During the project period, beginning thirty (30) days subsequent to the execution of the Agreement, University shall invoice the Sponsor each month for actual costs incurred in the performance of the Research Project.  Payment of such invoices shall be due no later than thirty (30) days after Sponsor’s receipt of the invoice.

Checks shall be made payable to "The Regents of the University of California" and shall reference this Agreement number.  Payments shall be forwarded to Rebecca Tangen, Manager/Principal Accountant, Contracts and Grants Accounting, BioSci III, Suite 1400, University of California, Irvine, California  92697-1050.

5.	CONFIDENTIALITY.
University acknowledges that it may be necessary for Sponsor to disclose information which Sponsor considers confidential in order to accomplish the work under this Agreement.

It is agreed that Sponsor shall disclose only information necessary to the work and, if any such information is considered confidential, it shall be clearly marked "Confidential Information" and sent by Sponsor in writing only to the Principal Investigator or if orally disclosed, reduced to writing by Sponsor within thirty (30) days of disclosure (hereinafter “Confidential Information”).  University shall inform Principal Investigator that for a period of one year from the end of the Agreement, Confidential Information shall not be used or disclosed to others, to the extent permitted by law, except in furtherance of this Agreement unless Confidential Information: (i) is or shall have been known to the Principal Investigator before his receipt thereof; (ii) is disclosed to the Principal Investigator by a third party; (iii) is required to be disclosed by law; or (iv) is or shall have become known to the public through no fault of the Principal Investigator.
[Suggest the following as possible text for a separate non-disclosure agreement between the P.I. and Sponsor.  Do not include in the Research Agreement.  UC should not agree to hold any information as confidential after the expiration or termination of the Research Agreement.]

The Principal Investigator agrees, to the extent permitted by law, that Confidential Information shall remain the property of Sponsor and, for a period of one year from the end of the Agreement, Confidential Information shall not be used or disclosed to others except in furtherance of this Agreement, provided, however, that the foregoing obligation of non-use and non-disclosure shall not apply to any portion of the Confidential Information which:  (i) is or shall have been known to the Principal Investigator before his receipt thereof; (ii) is disclosed to the Principal Investigator by a third party; or (iii) is or shall have become known to the public through no fault of the Principal Investigator.

6.	RIGHTS IN DATA AND REPORTS.

6.1  University shall own all technical reports, data and information developed under this Agreement and shall have the right to copyright, publish, disclose, disseminate and use, in whole or in part, any data and information collected, or developed under this Agreement.

6.2  University shall submit to Sponsor a comprehensive final report within ninety (90) days of termination or completion of the Research Project.

6.3  Sponsor shall have the right to use the technical reports, data and information delivered hereunder by University.

6.4  Sponsor agrees that it will not use the names of University or its employees, or allude to the University or its employees, in any advertisement, press release or publicity with reference to this Agreement without the prior written approval of University. University shall have the right to acknowledge Sponsor's support of the research performed under this Agreement in scientific publications and other scientific communications.

7.
PUBLICATION.  For the purpose of identifying patentable inventions not covered by pre-existing patents, University shall submit a copy of all proposed publications, papers, and any other written disclosure of such data or information to Sponsor at least thirty (30) days prior to submission for publication or disclosure to a third party.  In the event Sponsor determines patentable subject matter is disclosed in such data or information, it shall immediately notify University and, if University concurs, publication or disclosure will be withheld (a) for a period not to exceed ninety (90) days to permit preparation and filing of appropriate patent application(s), or (b) until a patent application thereon has been prepared and filed, or (c) until University and Sponsor mutually agree in writing that no patent application(s) shall be prepared or filed, whichever of (a), (b) or (c) is earlier in time.

8.	PATENT RIGHTS.

8.1                 All rights to inventions, discoveries or other commercially useful research products conceived and first reduced to practice in the direct performance of the scope of work under this Agreement shall belong to University and shall be disposed of in accordance with University policy.  To the extent that the University has the legal right to do so and to the extent that Sponsor pays all direct and indirect costs of the research project, including a proportionate share of the Principal Investigator's salary, Sponsor, in accordance with the provisions of 8.2, shall be given a time-limited first right to negotiate an exclusive, royalty-bearing license to make, use, and sell any patentable invention conceived and first actually reduced to practice in the direct performance of the Research Project under this Agreement (hereinafter “Invention”).

8.2                 University shall promptly disclose to Sponsor in writing any Inventions arising under this Agreement. Sponsor shall hold such disclosure on a confidential basis and will not disclose the information to any third party without consent of the University. Sponsor shall advise University in writing within sixty (60) days of disclosure to Sponsor whether or not it wishes to secure a commercial license.  If Sponsor elects to secure a license, Sponsor shall assume all costs associated with securing and maintaining patent protection for such Invention(s), whether or not Letters Patent issue.  Sponsor shall have ninety (90) days from the date of election to conclude a license agreement with University.  Said license shall contain reasonable terms, and shall require diligent performance by Sponsor for the timely commercial development and early marketing of such Inventions, and include Sponsor's continuing obligation to pay patent cost.  If such license agreement is not concluded in said period, University has no further obligations to Sponsor.  If Sponsor does not elect to secure such license, rights to the Inventions disclosed hereunder shall be disposed of in accordance with University policies with no further obligation to Sponsor.

8.3                 Nothing contained in this Agreement shall be deemed to grant either directly or by implication, estoppel, or otherwise any license under any patents, patent applications or other proprietary interests of any other invention, discovery or improvement of either party.

9.
COPYRIGHTS. All rights to copyrightable works created in the performance of Research, including without limitation, any software, shall belong to University and shall be disposed of in accordance with University policies.  University shall, if requested by Sponsor, negotiate in good faith an appropriate license on reasonable terms and conditions to allow Sponsor to use such copyrightable works within its organization and/or for commercial purposes.

10. EQUIPMENT. In the event that University purchases equipment under this Agreement, title to such equipment shall vest in University.

11.
INDEMNIFICATION. Sponsor agrees to defend, indemnify and hold University, its officers, employees and agents, harmless from and against any and all liability, loss, expense, attorneys' fees, or claims for injury or damages arising out of the performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorneys' fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Sponsor, its officers, agents, or employees.  University  agrees to defend, indemnify and hold Sponsor, its officers, employees and agents, harmless from and against any and all liability, loss, expense, attorneys' fees, or claims for injury or damages arising out of the performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorneys' fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of University, its officers, agents, or employees.

12.
COMPLIANCE WITH LAWS. Parties agree to comply with all applicable United States laws, rules, regulations and standards of care (Federal, state, local, or otherwise) in the performance of this Agreement (hereinafter “Applicable Laws”), including but not limited to applicable state and federal privacy laws.

13. NOTICE.  Any notices given under this Agreement shall be in writing and delivered by certified or registered return receipt mail, postage prepaid, or by facsimile addressed to the parties as follows:

For Sponsor:                                                                For UCI:

Mark L. Baum, Esq.                                                     Ben Holstein
SHRINK Nanotechnologies, Inc.                             University of California, Irvine
2038 Corte Del Nogal, Suite 110                                 5171 California Ave., Suite 150
Carlsbad, CA 92011                                                      Irvine, CA  92697-7600

14.
TERMINATION.  This Agreement may be terminated by University or Sponsor upon the giving of forty-five (45) days prior written notice to the other if either party determines, in its discretion, that Research Project is no longer academically, technically, or commercially feasible.  Upon receipt of such notice of termination, University shall exert its reasonable efforts to limit or terminate any outstanding financial commitments for which Sponsor is to be liable.  Sponsor shall reimburse University for all costs incurred by it for the Research Project, including without limitation, all uncancelable obligations.

15.	APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of laws provisions.

16.
ENTIRE AGREEMENT.  This Agreement represents the entire understanding of the Parties with respect to the subject matter.  No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

IN WITNESS WHEREOF duly authorized representatives of the Parties have entered into this Research Agreement as of the date first written above.

THE REGENTS OF THE UNIVERSITY                                                                           SHRINK TECHNOLOGIES, INC.
OF CALIFORNIA

(signature)	(signature)

By                    Ben Holstein                                                                                                      By

Title             Principal Contract and Grant Officer                                                               Title

Date                                                                                                                                    Date